Exhibit 99.1

Bank of the Ozarks, Inc. Announces Record Third Quarter 2008 Earnings

LITTLE ROCK, Ark.--(BUSINESS WIRE)--October 14, 2008--Bank of the Ozarks, Inc. (NASDAQ: OZRK) today announced that net income for the quarter ended September 30, 2008 was a record $9,011,000, an increase of 7.2% compared to net income of $8,402,000 in the third quarter of 2007. Diluted earnings per share were a record $0.53 for the third quarter of 2008 compared to $0.50 for the third quarter of 2007, an increase of 6.0%.

For the nine months ended September 30, 2008, net income totaled $25,383,000, a 5.7% increase from net income of $24,009,000 for the first nine months of 2007. Diluted earnings per share for the first nine months of 2008 were $1.50, compared to $1.43 for the first nine months of 2007, an increase of 4.9%.

The Company’s annualized returns on average assets and average stockholders’ equity for the third quarter of 2008 were 1.18% and 16.70%, respectively, compared to 1.28% and 18.15%, respectively, for the third quarter of 2007. Annualized returns on average assets and average stockholders’ equity for the nine months ended September 30, 2008 were 1.14% and 16.23%, respectively, compared with 1.25% and 17.70%, respectively, for the nine months ended September 30, 2007.

Loans and leases were $2.06 billion at September 30, 2008 compared to $1.82 billion at September 30, 2007, an increase of 13.2%. Deposits were $2.30 billion at September 30, 2008 compared to $2.02 billion at September 30, 2007, an increase of 13.7%. Total assets were $3.07 billion at September 30, 2008, a 15.8% increase from $2.65 billion at September 30, 2007.

Stockholders’ equity was $216 million at September 30, 2008, an increase of 14.3% from $189 million at September 30, 2007. Book value per share was $12.80 at September 30, 2008, an increase of 14.0% from $11.23 at September 30, 2007. Changes in stockholders’ equity and book value per share reflect earnings, dividends paid, stock option transactions and changes in unrealized gains and losses on investment securities available for sale.

The Company’s ratio of common equity to assets was 7.03% as of September 30, 2008 compared to 7.12% as of September 30, 2007. Its ratio of tangible common equity to tangible assets was 6.86% as of September 30, 2008 compared to 6.91% as of September 30, 2007.

In commenting on these results, George Gleason, Chairman and Chief Executive Officer, stated, “We are very pleased to report our second consecutive quarter of records in both net income and earnings per share, while once again recording favorable asset quality results. Our sound capital position and abundant sources of liquidity allowed us to capitalize on numerous opportunities and achieve good earnings growth during the third quarter.”

NET INTEREST INCOME

Net interest income for the third quarter of 2008 increased 25.1% to $24,616,000 compared to $19,671,000 for the third quarter of 2007. Net interest margin, on a fully taxable equivalent (“FTE”) basis, improved to 3.82% in the third quarter of 2008, an increase of 37 basis points from 3.45% in the third quarter of 2007 and five basis points from 3.77% in the second quarter of 2008.

Net interest income for the nine months ended September 30, 2008 increased 22.3% to $69,970,000 compared to $57,212,000 for the nine months ended September 30, 2007. The Company’s net interest margin (FTE) for the first nine months of 2008 was 3.76%, an increase of 34 basis points from 3.42% in the first nine months of 2007.

Mr. Gleason stated, “Continued improvement in our net interest margin allowed us to achieve our seventh consecutive quarter of record net interest income in the quarter just ended. Early in the year, we stated that one of our goals for 2008 was to achieve record net interest income in each quarter, and this will continue to be an important goal for the final quarter of 2008 and into 2009.”

NON-INTEREST INCOME

Non-interest income for the third quarter of 2008 decreased 10.1% to $4,871,000 compared to $5,419,000 for the comparable quarter of 2007. Non-interest income for the nine months ended September 30, 2008 decreased 8.5% to $15,553,000 compared to $17,001,000 for the nine months ended September 30, 2007.

Service charges on deposit accounts, the Company’s largest source of non-interest income, were $3,102,000 in the third quarter of 2008, an increase of 0.9% compared to $3,075,000 in the third quarter of 2007. Service charges on deposit accounts decreased 0.9% to $8,939,000 for the first nine months of 2008 compared with $9,017,000 for the first nine months of 2007.

Trust income was $649,000 in the third quarter of 2008, an increase of 14.9% compared to $565,000 in the third quarter of 2007. Trust income was $1,882,000 in the first nine months of 2008, a 20.6% increase from $1,561,000 in the first nine months of 2007.

Mortgage lending income was $473,000 in the third quarter of 2008, a decrease of 20.4% compared to $594,000 in the third quarter of 2007. Mortgage lending income was $1,781,000 in the first nine months of 2008, a 16.9% decrease from $2,142,000 in the first nine months of 2007.

Net losses from sales of investment securities and other assets were $396,000 in the third quarter of 2008 compared to net gains of $115,000 in the third quarter of 2007. Net losses from sales of investment securities and other assets were $262,000 for the first nine months of 2008 compared to net gains of $440,000 for the first nine months of 2007.

NON-INTEREST EXPENSE

Non-interest expense for the third quarter of 2008 was $13,821,000 compared to $11,732,000 for the third quarter of 2007, an increase of 17.8%. The Company’s efficiency ratio for the quarter ended September 30, 2008 was 43.8% compared to 45.1% for the third quarter of 2007.

Non-interest expense for the first nine months of 2008 was $40,144,000 compared to $35,746,000 for the first nine months of 2007, an increase of 12.3%. The Company’s efficiency ratio for the first nine months of 2008 was 43.6% compared to 46.6% for the first nine months of 2007.

ASSET QUALITY, CHARGE-OFFS AND ALLOWANCE

Nonperforming loans and leases as a percent of total loans and leases were 0.70% as of September 30, 2008, an increase from 0.19% as of September 30, 2007, but a decrease from 0.74% as of June 30, 2008. Nonperforming assets as a percent of total assets increased to 0.66% as of September 30, 2008 compared to 0.22% as of September 30, 2007 and 0.59% as of June 30, 2008. The Company’s ratio of loans and leases past due 30 days or more, including past due non-accrual loans and leases, to total loans and leases increased to 0.94% as of September 30, 2008, compared to 0.45% as of September 30, 2007 and 0.92% as of June 30, 2008.

The Company’s annualized net charge-off ratio for the third quarter of 2008 was 0.27%, an increase from 0.17% for the third quarter of 2007, but a decrease from 0.33% for the second quarter of 2008. The Company’s annualized net charge-off ratio was 0.33% for the first nine months of 2008 compared to 0.16% for the first nine months of 2007 and 0.24% for the full year of 2007.

The Company’s allowance for loan and lease losses increased to $25.4 million at September 30, 2008, or 1.24% of total loans and leases, compared to $19.1 million, or 1.05% of total loans and leases, at September 30, 2007 and $23.4 million, or 1.16% of total loans and leases, at June 30, 2008.

During the first three quarters of 2008, the Company increased its allowance for loan and lease losses due to changes in economic conditions and continued growth of its loan and lease portfolio. In the quarter just ended, the Company’s provision to the allowance for loan and lease losses was $3.4 million and net charge-offs were $1.4 million, compared to a provision of $1.1 million and net charge-offs of $0.8 million in the third quarter of 2007. In the first nine months of 2008, the Company’s provision to the allowance for loan and lease losses was $10.7 million and net charge-offs were $4.9 million, compared to a provision of $3.5 million and net charge-offs of $2.1 million in the first nine months of 2007.

Mr. Gleason commented, “Even though our asset quality metrics have been impacted in recent quarters by slower economic and housing market conditions which have adversely affected some borrowers, we believe our loan and lease portfolio has performed relatively well. This is a result of our strong commitment to sound underwriting standards, thorough documentation, effective servicing and diligent collection efforts. We believe that our strong credit culture will continue to serve us well.”

CONFERENCE CALL

Management will conduct a conference call to review announcements made in this press release at 10:00 a.m. CDT (11:00 a.m. EDT) on Wednesday, October 15, 2008. The call will be available live or in recorded version on the Company’s website www.bankozarks.com under “Investor Relations” or interested parties calling from locations within the United States and Canada may call 1-800-990-4845 up to ten minutes prior to the beginning of the conference and ask for the Bank of the Ozarks conference call. A recorded playback of the entire call will be available on the Company’s website or by telephone by calling 1-800-642-1687 in the United States and Canada or 706-645-9291 internationally. The passcode for this telephone playback is 67493808. The telephone playback will be available through October 31, 2008, and the website recording of the call will be available for 12 months.

FORWARD LOOKING STATEMENTS

This release contains forward looking statements regarding the Company’s plans, expectations, beliefs, goals and outlook for the future, including the Company’s goals and expectations for achieving record net interest income in each quarter of 2008 and into 2009 and continuing to be well served by its credit culture.

Actual results may differ materially from those projected in such forward looking statements due to, among other things, continued interest rate changes including changes in the shape of the yield curve, competitive factors, general economic and housing market conditions and their effects on the creditworthiness of borrowers and collateral values, recently enacted and potential legislation including legislation intended to stabilize economic conditions and credit markets and legislation intended to protect homeowners, changes in the value and volume of investment securities, the ability to attract new deposits and loans and leases, delays in identifying and acquiring satisfactory sites and opening new offices, delays in or inability to obtain required regulatory approvals, the ability to generate future revenue growth or to control future growth in non-interest expense, as well as other factors identified in this press release or in Management’s Discussion and Analysis under the caption “Forward Looking Information” contained in the Company’s 2007 Annual Report to Stockholders and the most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.

GENERAL INFORMATION

Bank of the Ozarks, Inc. common stock trades on the NASDAQ Global Select Market under the symbol “OZRK”. The Company owns a state-chartered subsidiary bank that conducts banking operations through 73 offices including 65 banking offices in 34 communities throughout northern, western and central Arkansas, six Texas banking offices, and loan production offices in Little Rock, Arkansas and Charlotte, North Carolina. The Company may be contacted at (501) 978-2265 or P. O. Box 8811, Little Rock, Arkansas 72231-8811. The Company’s website is: www.bankozarks.com.

Bank of the Ozarks, Inc. Selected Consolidated Financial Data (Dollars in Thousands, Except Per Share Amounts) Unaudited

	Quarters Ended			Nine Months Ended
	September 30,			September 30,
	2008	2007	% Change	2008	2007	% Change
Income statement data:
Net interest income	$24,616	$19,671	25.1%	$69,970	$57,212	22.3%
Provision for loan and lease losses	3,400	1,100	209.1	10,725	3,450	210.9
Non-interest income	4,871	5,419	(10.1)	15,553	17,001	(8.5)
Non-interest expense	13,821	11,732	17.8	40,144	35,746	12.3
Net income	9,011	8,402	7.2	25,383	24,009	5.7

Common stock data:
Net income per share – diluted	$0.53	$0.50	6.0%	$1.50	$1.43	4.9%
Net income per share – basic	0.53	0.50	6.0	1.51	1.43	5.6
Cash dividends per share	0.13	0.11	18.2	0.37	0.31	19.4
Book value per share	12.80	11.23	14.0	12.80	11.23	14.0
Diluted shares outstanding (thousands)	16,872	16,849		16,866	16,830
End of period shares outstanding (thousands)	16,855	16,811		16,855	16,811

Balance sheet data at period end:
Total assets	$3,070,546	$2,651,305	15.8%	$3,070,546	$2,651,305	15.8%
Total loans and leases	2,055,400	1,815,934	13.2	2,055,400	1,815,934	13.2
Allowance for loan and lease losses	25,427	19,067	33.4	25,427	19,067	33.4
Total investment securities	721,285	591,480	21.9	721,285	591,480	21.9
Goodwill	5,243	5,243	-	5,243	5,243	-
Other intangibles – net of amortization	448	700	(36.0)	448	700	(36.0)
Total deposits	2,301,526	2,024,444	13.7	2,301,526	2,024,444	13.7
Repurchase agreements with customers	46,329	42,656	8.6	46,329	42,656	8.6
Other borrowings	426,524	310,379	37.4	426,524	310,379	37.4
Subordinated debentures	64,950	64,950	-	64,950	64,950	-
Stockholders’ equity	215,810	188,754	14.3	215,810	188,754	14.3
Loan and lease to deposit ratio	89.31%	89.70%		89.31%	89.70%

Selected ratios:
Return on average assets (a)	1.18%	1.28%		1.14%	1.25%
Return on average stockholders’ equity (a)	16.70	18.15		16.23	17.70
Average equity to total average assets	7.06	7.05		7.02	7.06
Net interest margin – FTE (a)	3.82	3.45		3.76	3.42
Overhead ratio (a)	1.81	1.79		1.80	1.86
Efficiency ratio	43.79	45.14		43.61	46.55
Net charge-offs to average loans and leases (a)	0.27	0.17		0.33	0.16
Nonperforming loans and leases to total loans and leases	0.70	0.19		0.70	0.19
Nonperforming assets to total assets	0.66	0.22		0.66	0.22
Allowance for loan and lease losses to total loans and leases	1.24	1.05		1.24	1.05

Other information:
Non-accrual loans and leases	$14,416	$3,383		$14,416	$3,383
Accruing loans and leases – 90 days past due	-	-		-	-
ORE and repossessions	5,887	2,496		5,887	2,496

(a) Ratios for interim periods annualized based on actual days.

Bank of the Ozarks, Inc. Supplemental Quarterly Financial Data (Dollars in Thousands, Except Per Share Amounts) Unaudited

	12/31/06	3/31/07	6/30/07	9/30/07	12/31/07	3/31/08	6/30/08	9/30/08
Earnings Summary:
Net interest income	$17,523	$18,249	$19,291	$19,671	$20,406	$21,751	$23,603	$24,616
Federal tax (FTE) adjustment	912	848	838	899	974	1,691	2,767	2,074
Net interest income (FTE)	18,435	19,097	20,129	20,570	21,380	23,442	26,370	26,690
Provision for loan and lease losses	(900)	(1,100)	(1,250)	(1,100)	(2,700)	(3,325)	(4,000)	(3,400)
Non-interest income	6,434	5,959	5,623	5,419	5,975	5,125	5,557	4,871
Non-interest expense	(12,506)	(12,138)	(11,876)	(11,732)	(12,507)	(12,881)	(13,442)	(13,821)
Pretax income (FTE)	11,463	11,818	12,626	13,157	12,148	12,361	14,485	14,340
FTE adjustment	(912)	(848)	(838)	(899)	(974)	(1,691)	(2,767)	(2,074)
Provision for income taxes	(3,196)	(3,449)	(3,702)	(3,856)	(3,437)	(2,905)	(3,111)	(3,255)
Net income	$7,355	$7,521	$8,086	$8,402	$7,737	$7,765	$8,607	$9,011

Earnings per share - diluted	$0.44	$0.45	$0.48	$0.50	$0.46	$0.46	$0.51	$0.53

Non-interest Income:
Service charges on deposit accounts	$2,768	$2,834	$3,107	$3,075	$3,176	$2,871	$2,967	$3,102
Mortgage lending income	744	731	817	594	526	672	636	473
Trust income	550	465	531	565	661	604	629	649
Bank owned life insurance income	471	465	478	487	489	489	499	512
Gains (losses) on sales of investment securities	1,341	337	-	77	106	20	-	(317)
Gains (losses) on sales of other assets	(145)	35	(47)	38	461	(93)	206	(78)
Other	705	1,092	737	583	556	562	620	530
Total non-interest income	$6,434	$5,959	$5,623	$5,419	$5,975	$5,125	$5,557	$4,871

Non-interest Expense:
Salaries and employee benefits	$7,360	$7,310	$7,016	$6,936	$7,399	$7,332	$7,624	$7,728
Net occupancy expense	1,900	1,971	1,967	2,059	2,101	2,074	2,183	2,318
Other operating expenses	3,181	2,792	2,827	2,671	2,942	3,410	3,569	3,720
Amortization of intangibles	65	65	66	66	65	65	66	55
Total non-interest expense	$12,506	$12,138	$11,876	$11,732	$12,507	$12,881	$13,442	$13,821

Allowance for Loan and Lease Losses:
Balance at beginning of period	$17,340	$17,699	$18,128	$18,747	$19,067	$19,557	$21,063	$23,432
Net charge-offs	(541)	(671)	(631)	(780)	(2,210)	(1,819)	(1,631)	(1,405)
Provision for loan and lease losses	900	1,100	1,250	1,100	2,700	3,325	4,000	3,400
Balance at end of period	$17,699	$18,128	$18,747	$19,067	$19,557	$21,063	$23,432	$25,427

Selected Ratios:
Net interest margin - FTE (a)	3.22%	3.35%	3.46%	3.45%	3.47%	3.69%	3.77%	3.82%
Overhead ratio (a)	1.99	1.94	1.86	1.79	1.84	1.84	1.76	1.81
Efficiency ratio	50.29	48.44	46.12	45.14	45.72	45.09	42.10	43.79
Net charge-offs to average loans and leases (a)	0.13	0.16	0.14	0.17	0.47	0.38	0.33	0.27
Nonperforming loans and leases/total loans and leases	0.34	0.25	0.23	0.19	0.35	0.68	0.74	0.70
Nonperforming assets/total assets	0.24	0.27	0.26	0.22	0.36	0.58	0.59	0.66
Loans and leases past due 30 days or more, including past due non-accrual loans and leases, to total loans and leases	0.60	0.84	0.53	0.45	1.14	1.30	0.92	0.94

(a) Annualized based on actual days.

Bank of the Ozarks, Inc. Average Consolidated Balance Sheet and Net Interest Analysis (Dollars in Thousands) Unaudited

	Quarter Ended			Nine Months Ended
	September 30, 2008			September 30, 2008
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate
ASSETS
Earning assets:
Interest earning deposits and federal funds sold	$575	$3	2.14%	$428	$10	3.15%
Investment securities:
Taxable	392,819	5,332	5.40	397,039	16,467	5.54
Tax-exempt – FTE	342,565	5,905	6.86	334,637	18,589	7.42
Loans and leases – FTE	2,042,307	35,864	6.99	1,984,426	106,988	7.20
Total earning assets – FTE	2,778,266	47,104	6.74	2,716,530	142,054	6.99
Non-earning assets	258,386			256,686
Total assets	$3,036,652			$2,973,216

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest bearing liabilities:
Deposits:
Savings and interest bearing transaction	$645,338	$2,500	1.54%	$588,675	$6,902	1.57%
Time deposits of $100,000 or more	906,137	8,347	3.66	929,586	28,431	4.09
Other time deposits	510,430	4,535	3.53	509,703	14,981	3.93
Total interest bearing deposits	2,061,905	15,382	2.97	2,027,964	50,314	3.31
Repurchase agreements with customers	43,442	174	1.60	42,637	604	1.89
Other borrowings	446,899	4,015	3.57	431,973	11,816	3.65
Subordinated debentures	64,950	843	5.16	64,950	2,818	5.80
Total interest bearing liabilities	2,617,196	20,414	3.10	2,567,524	65,552	3.41
Non-interest bearing liabilities:
Non-interest bearing deposits	191,225			182,216
Other non-interest bearing liabilities	13,608			14,605
Total liabilities	2,822,029			2,764,345
Stockholders’ equity	214,623			208,871
Total liabilities and stockholders’ equity	$3,036,652			$2,973,216

Net interest income – FTE		$26,690			$76,502
Net interest margin – FTE			3.82%			3.76%

CONTACT:
Bank of the Ozarks, Inc.
Susan Blair, 501-978-2217